CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - SEPTEMBER 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,029,934.558 units) at August 31, 2008       $ 2,808,865,420
Additions of 0.000 units on September 30, 2008                               0
Redemptions of (18,442.236) units on September 30, 2008            (49,609,025)
Offering Costs                                                        (355,637)
Net Income (Loss) - September 2008                                 (38,014,031)
                                                               ---------------

Net Asset Value (1,011,492.322 units) at September 30, 2008    $ 2,720,886,727
                                                               ===============

Net Asset Value per Unit at September 30, 2008                 $      2,689.97
                                                               ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                   $    31,712,922
    Change in unrealized                                           (16,381,729)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                       (12,877,790)
    Change in unrealized                                           (26,927,967)
  Interest income                                                    3,283,227
                                                               ---------------

                                                                   (21,191,337)
                                                               ---------------

Expenses:
  Brokerage fee                                                     16,689,357
  Performance fee                                                            0
  Operating expenses                                                   133,337
                                                               ---------------

                                                                    16,822,694
                                                               ---------------

Net Income (Loss) - September 2008                             $   (38,014,031)
                                                               ===============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on September 30, 2008                 $      2,689.97

Net Asset Value per Unit on August 31, 2008                    $      2,727.23

Unit Value Monthly Gain (Loss) %                                        (1.37)%

Fund 2008 calendar YTD Gain (Loss) %                                     0.72%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

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Dear Investor,

Unusual times call for focus on the basics....

In light of the recent turmoil surrounding financial institution insolvency and market liquidity, we are making every effort to minimize counterparty risk by [1] ensuring that we deal only with strong counterparts, and [2] moving all excess collateral to segregated accounts wherever possible. Our leverage is currently at the lower end of typical commitment levels, which we anticipate will increase again as soon as the market environment stabilizes.

Diversification of positions by sector and geography played an important role in dampening losses. Fixed income trading was negative overall with losses incurred at the short-end of the curve, while the long-end gained slightly. Currency trading was also difficult as investors fled high yielding currencies in response to the substantial decline in global equity markets. Minor losses were recorded in commodity trading.

As concern over the widening credit crisis came to a boiling point, equity markets in the U.S., Europe and Asia declined sharply, resulting in strong gains in equity index trading.

As world capital markets are shaken to their core, Campbell stands committed to disciplined, broadly diversified, systematic investment strategies. With capital preservation always our highest priority, we remain engaged to enable us to participate in whatever opportunities the dislocation in global markets may provide.

Please do not hesitate to contact me with any questions.

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.